PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

Threshold Pharmaceuticals' TH-302 Receives Orphan Drug Designation in the European Union for the Treatment of Soft Tissue Sarcoma

SOUTH SAN FRANCISCO, CA -- (MARKET WIRE) – March 16, 2012 -- Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced the European Commission has granted Orphan Drug Designation for TH-302, a hypoxia-targeted drug, for the treatment of soft tissue sarcoma.

“Receiving orphan designation for TH-302 in soft tissue sarcoma in the European Union (EU) is an important achievement for Threshold,” said Barry Selick, Ph.D., CEO of Threshold. “Soft tissue sarcoma is an aggressive form of cancer for which there is a significant unmet medical need. TH-302 was designed to selectively target hypoxic regions within tumors, which are believed to not be effectively treated with current therapy. The Orphan Drug Designation was granted as early studies of TH-302 have shown that it might be of significant benefit for patients with soft tissue sarcoma when combined with doxorubicin.”

Threshold Pharmaceuticals is currently conducting a pivotal Phase 3 study in soft tissue sarcoma comparing TH-302 in combination with doxorubicin against single agent doxorubicin. The same combination regimen of TH-302 with doxorubicin was investigated in the single-arm Phase 2 (TH-CR-403) study. Data from this Phase 2 study were most recently presented at the Connective Tissue Oncology Society (CTOS) meeting in October of 2011. In February 2011, Threshold Pharmaceuticals announced that it had reached agreement with the U.S. Food and Drug Administration on a Special Protocol Assessment for the Phase 3 study (TH-CR-406) which includes a primary efficacy endpoint of overall survival. The international, randomized, controlled Phase 3 clinical trial was initiated in September 2011, and is being conducted in partnership with the Sarcoma Alliance for Research through Collaboration (SARC). The trial is designed to enroll 450 patients with metastatic or locally advanced unresectable soft tissue sarcoma.

About European Orphan Designation

European Orphan Drug designation by the European Commission is granted to medicines intended for treatment of life-threatening or chronically debilitating pathologies that affect no more than 5 in 10,000 people in the European Union (EU). An orphan designation in the EU confers a range of benefits to sponsor companies including scientific advice on all aspects of product development at a reduced fee, direct access to the centralized procedure for marketing authorization, and eligibility for certain financial incentives made available by the Community and by the Member States to support research into and development of orphan drugs. If the product is approved for marketing, the designation also provides 10 years of marketing exclusivity subsequent to product approval if the orphan designation still prevails at the time of marketing authorization.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529

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About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Doxorubicin as a single agent or in combination with ifosfamide are the most commonly used chemotherapeutic regimens in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 10,980 people were diagnosed with a soft tissue sarcoma in the United States in 2011, and approximately 3,920 people died from the disease. In Europe, it is estimated that more than 32,000 people were diagnosed with soft tissue sarcoma in 2010.

About SARC

SARC is a non-profit organization dedicated to the development and support of clinical trial research for the prevention, treatment and cure of sarcomas—a cancer of the bone and connective tissue of the body. For more information please visit http://sarctrials.org/

About TH-302

TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and recently completed a Phase 2b trial of TH-302 in combination with gemcitabine versus gemcitabine alone in pancreatic cancer. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302’s potential ability to treat cancers, planned clinical trials and anticipated results, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold’s ability to raise additional capital to continue funding its operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on March 15, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com